EXHIBIT 21
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Domestic
400 Professional LLC	Delaware
Cangene bioPharma, Inc.	Maryland
Cangene Plasma Resources, Inc.	Florida
Cangene U.S., Inc.	Delaware
Emergent Commercial Operations Frederick Inc.	Maryland
Emergent Biodefense Operations Lansing	Delaware
Emergent Europe Inc.	Delaware
Emergent Frederick LLC	Maryland
Emergent International Inc.	Delaware
Emergent Manufacturing Operations Baltimore LLC	Delaware
Emergent Manufacturing Operations Meriden LLC	Delaware
Emergent Product Development Gaithersburg Inc.	Delaware
Emergent Product Development Seattle, LLC	Delaware
Emergent Protective Products USA Inc.	Delaware
Emergent Sales and Marketing US LLC	Delaware

International
3579299 Manitoba Ltd.	Manitoba
2407504 Ontario Inc.	Ontario
Cangene Corporation Inc.	Ontario
Cangene Europe Limited	England
CNJ Holdings Inc.	Manitoba
Emergent BioSolutions Malaysia SDN. BHD.	Malaysia
Emergent Global Health Foundation Limited	England
Emergent Product Development Germany GmbH	Germany
Emergent Product Development UK Limited	England
Emergent Protective Products Canada ULC	Canada
Emergent Sales and Marketing Australia Pty Limited	Australia
Emergent Sales and Marketing Germany GmbH	Germany
Emergent Sales and Marketing Singapore Pte. Ltd.	Singapore
EPIC Bio Pte. Limited	Singapore
Oxford-Emergent Tuberculosis Consortium Limited	England